EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-115240, 333-195733) of Pure Cycle Corporation of our report dated November 14, 2022, relating to the financial statements of Pure Cycle Corporation as of and for the year ended August 31, 2022.

/s/ Plante & Moran, PLLC

Boulder, Colorado

November 14, 2022